Exhibit 10.17
FIRST AMENDMENT TO THE
AMGEN INC. EXECUTIVE INCENTIVE PLAN
(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

The Amgen Inc. Executive Incentive Plan (As Amended and Restated, Effective January 1, 2009) (the “Plan”) is hereby amended, effective December 13, 2012, as follows:

The following paragraph shall be inserted immediately following the second paragraph in Section VI:

If a Participant engaged in misconduct that caused serious financial or reputational damage to the Company during any performance period, including a previous performance period, the Compensation Committee may determine that an award has not been earned or may consider such conduct when determining the amount of any award. This provision is in no way intended to limit any other action that the Company could take against a Participant (including other disciplinary actions (up to termination), ordinary course performance considerations, disclosure of wrongdoing to the government and pursuit of any other legal claims against such Participant).

To record this First Amendment to the Plan as set forth herein, effective December 13, 2012, Amgen Inc. has caused its authorized officer to execute this document this 7th day of January, 2013.

AMGEN INC.
By: /s/ Brian McNamee
Brian McNamee
Senior Vice President
Human Resources

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